Exhibit 99.1
Information Release

UMB Bank, n.a.
P.O. Box 419226
Kansas City, MO 64141-6226
816/860-7000
umb.com

May 21, 2003
For Immediate Release

For more information, please contact:
Bridget Hess, 816-860-5644
Jill Stockham, 816-860-5606

UMB Bank will transfer its employee benefits business to Marshall & Isley Trust Company

Kansas City, Mo. - UMB Bank, n.a. (UMB) announced today that it has signed a definitive agreement whereby UMB will sell its employee benefits business, including defined contribution, defined benefit, Taft-Hartley, and Flexible Spending accounts, to Marshall & Ilsley Trust Company, N.A. (M&I). The transition will take place over the next several months. UMB will continue to service its investment management clients and manage assets in the transferred defined benefit and Taft-Hartley plans.

"Our decision to sell the employee benefit business to M&I will allow us to focus on our core product offerings," said R. Crosby Kemper III, chairman and CEO of UMB. "UMB is strongly committed to our retail and commercial banking, mutual fund administration and investment management business, and we believe this transaction allows us to better focus on those lines of business. We are confident that M&I will provide superior service to our employee benefit clients throughout the nation."

UMB Bank is a wholly owned subsidiary of UMB Financial Corporation, an $8 billion holding company headquartered in Kansas City, Mo. The company offers complete banking and related financial services to both individual and business customers. One of UMB's focal business lines is investment management services, both for institutional and individual clients, including trust and agency relationships. UMB Trust & Wealth Management group has custody of more than $97 billion in assets and is responsible for $11.7 billion in trust and investment counsel assets under management. The company owns and operates 156 banking centers throughout Missouri, Illinois, Colorado, Kansas, Oklahoma and Nebraska. Subsidiaries of the holding company and the lead bank include an investment services group in Milwaukee, Wis., a trust management company in South Dakota and single-purpose companies that deal with brokerage services, consulting, leasing, venture capital and insurance.

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